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                                  EXHIBIT 10.1

                              AMEDIA NETWORKS, INC.
                                  2 Corbett Way
                           Eatontown New Jersey 07724

                                                                October 17, 2006


BY FACSIMILE & E-MAIL

To:      The Purchasers of the Series A 7% Convertible
         Preferred Stock Issued by Amedia Networks Inc.
         In August 2004

         The Purchasers of the Series B 8% Convertible
         Preferred Stock Issued by Amedia Networks Inc.
         In April-May 2005

Reference is made to (i) the Securities Purchase Agreement, dated as of August 9, 2004 (the "Series A Purchase Agreement"), by and between Amedia Networks, Inc. (the "Company") and the Buyers named therein who purchased the Company's Series A 7% Convertible Preferred Stock (the "Series A Stock") in August 2004 and (ii) the Securities Purchase Agreement, dated as of April 26, 2005 (the "Series B Purchase Agreement"; together with the Series A Purchase Agreement, the "Purchase Agreements"), by and between the Company and the Buyers named therein who purchased the Company's Series B 8% Convertible Preferred Stock (the "Series B Stock") in April-May 2005. Unless otherwise defined, all capitalized terms used herein shall have the meanings ascribed to such terms in the respective Purchase Agreements.

In furtherance of the Company's efforts to raise working capital, subject to your making an Investment Commitment (as defined below) by the Latest Closing Date (as defined in the Bridge Loan Agreement referred to below; as of the date of this letter, the Latest Closing Date is currently set at October 31, 2006), and further subject to the Minimum Threshold Aggregate Investment Commitment being met and the transactions contemplated by the Loan Documents (as defined below) being consummated, the following provisions shall apply:

                (i) Solely for Buyers who make the Investment Commitment (each hereinafter referred as a "Qualified Buyer"), the protective provisions contained in Section 4(g) of each of the relevant Purchase Agreements with respect to "Lower Price Transaction" (as defined in the relevant Purchase Agreement) shall be deemed to be in full force and effect for the period (the "Extended Protection Period") commencing on the date on which the Investment Commitment is made and continuing through August 31, 2007, solely with respect to the Protected Amount (as defined below), notwithstanding anything to the contrary contained in such provisions. For the sake of clarity and to avoid any confusion, the protection being granted hereunder shall be operative solely with respect to the provisions directly


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        relating to occurrence of a Lower Price Transaction during the Extended
        Protection Period and not to any other protective provision that may be contained in such Section 4(g) of the relevant Purchase Agreement.

                (ii) With respect to the Warrants held by a Qualified Buyer, the Protected Amount shall be deemed to refer to such number of Warrants as would have been issued to a Qualified Buyer under the relevant Purchase Agreement had such Qualified Buyer's Protected Amount been applied to the Purchase of the Convertible Preferred Stock under the relevant Purchase Agreement.

Accordingly, solely for Qualified Buyers, the term "Final Lock-up Date" contained in Section 4(g) of each of the Agreements shall be deemed to have been amended accordingly to coincide with the Extended Protection Period.

PLEASE NOTE THAT BUYERS WHO DO NOT MAKE THE INVESTMENT COMMITMENT WILL NOT RECEIVE THE EXTENDED PROTECTION PERIOD.

As used herein, the following terms shall have the meanings ascribed to them below:

                (i) "INVESTMENT COMMITMENT" shall mean your legally binding agreement to lend to the Company immediately available funds equal to the amount of the Purchase Price on your signature page to the Bridge Loan Agreement (as defined below), on the terms and conditions contained in the Loan Documents, as reflected by your execution and delivery to the Documents Escrow Agent (as defined below) of the Loan Documents which you need to execute.

                (ii) "MINIMUM THRESHOLD AGGREGATE INVESTMENT COMMITMENT" shall mean Investment Commitments from one or more Qualified Buyers in an aggregate principal amount of $500,000.

                (iii) "LOAN DOCUMENTS" shall mean and refer to the Bridge Loan Agreement (the "Bridge Loan Agreement") and each of the annexes to the Bridge Loan Agreement and the Note (the "Bridge Note").

                (iv) "Document ESCROW AGENT" shall mean Krieger & Prager.

                (v) "PROTECTED AMOUNT" shall mean an amount for a Qualified Buyer equal to three times the Investment Commitment of such Qualified Buyer actually paid in by such Qualified Buyer in connection with the consummation of the transactions contemplated by the Loan Documents.

Please review carefully the terms and conditions set forth in the Loan Documents, including, without limitation, the Disclosure Letter referred to in Bridge Loan Agreement. You should also carefully review the Company's filings with the Securities and Exchange Commission available on EDGAR that are listed on Annex IV to the Bridge Loan Agreement as these contain important information concerning the Company, including without limitation, its fiscal condition. If you elect to make

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an Investment Commitment, you should carefully follow the wiring and related instructions contained in the Loan Documents (Annex V thereto).

The proceeds of the Investment Commitment will be used by the Company in accordance with Section 4(c) of the Bridge Loan Agreement and the Joint Escrow Instructions (Annex II to the Bridge Loan Agreement). It is contemplated that there may be one or more closings of proceeds of the Investment Commitments.

The Company has retained the services of Pond Equities to act as Placement Agent for this offering. In consideration for its services, Pond will receive from the proceeds of the Investment Commitment a cash fee in the amount equal to 10% of the Investment Commitment.

You should note that the Company currently has approximately 1.5 million shares from its authorized Common Stock that are available for issuance. Any increase in the number of authorized Common Stock of the Company will require the approval of a majority of the Company's issued and outstanding voting equity securities. The Company cannot provide assurance that it will be able to obtain the requisite stockholder consent and, even if the Company were to attempt to obtain such consent, it could not reasonably expect to do so before at least 60 days after it filed a definitive proxy statement under the relevant securities laws. Accordingly, unless the Company is able to obtain waivers of the Common Stock reservation requirements currently in effect for the benefit of certain of its stockholders and other rights holders, its ability to consummate a larger funding within the time frame contemplated by the Loan Documents for the repayment of the Investment Commitment is limited.

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     Your past and continued support of the Company is greatly appreciated.

                                             AMEDIA NETWORKS, INC.

                                             By:__________________
                                             J.D. Gardner

                                             Title: Chief Financial Officer

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